UNTIED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

NEVADA (state of incorporation or organization)	88-0425691 (IRS Employer Identification No.)

3661 Horseblock Road, Medford, NY (Address of principal executive offices)	11763 (Zip Code)

Securities to be registered pursuant to Section 12(g) of the Act:
Title of each class to be so registered : Preferred Share Purchase Rights	Name of each exchange on which each class is to be registered: OTC Bulletin Board

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box ☒

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

 Item 1. Description of Registrant’s Securities to be Registered.

           On March 4, 2010, the Board of Directors of Chembio Diagnostics, Inc. (the “Company”) declared a dividend of one Preferred Share Purchase Right (a “Right”) for each outstanding share of common stock, par value $0.01 per share (the “Common Shares”), of the Company. The dividend is payable on March 8, 2010 (the “Record Date”) to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Company’s Junior Participating Preferred Stock, Series D, par value $0.01 per share (“Preferred Shares”) at a price of $5 per one one-thousandth of a Preferred Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated March 8, 2010 (the “Rights Agreement”) between the Company and Action Stock Transfer Corp., as Rights Agent (the “Rights Agent”).

The Rights Agreement (which includes, as Exhibit A, the Certificate Of Designation Of Junior Participating Preferred Stock, Series D, Of Chembio Diagnostics, Inc. Stock, as Exhibit B, the forms of Rights Certificate and Election to Exercise, and as Exhibit C, Summary Of Rights To Purchase  Preferred Shares) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights Agreement and the Rights is incorporated by reference herein from the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 11, 2010, and is qualified in its entirety by reference to the Rights Agreement and all exhibits thereto.

Item 2. Exhibits

4.1
Rights Agreement dated as of March 8, 2010 between Chembio Diagnostics, Inc. and Action Stock Transfer Corp., which includes as Exhibit A, the Certificate Of Designation Of Junior Participating Preferred Stock, Series D, Of Chembio Diagnostics, Inc. Stock, as Exhibit B, the forms of Rights Certificate and Election to Exercise, and as Exhibit C, Summary Of Rights To Purchase  Preferred Shares.

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CHEMBIO DIAGNOSTICS, INC.
Date: March 11, 2010	By:	/s/ Lawrence A. Siebert
Lawrence A. Siebert
Chief Executive Officer

EXHIBIT INDEX

    Exhibit       Description
    No.

4.1
Rights Agreement dated as of March 8, 2010 between Chembio Diagnostics, Inc. and Action Stock Transfer Corp., which includes as Exhibit A, the Certificate Of Designation Of Junior Participating Preferred Stock, Series D, Of Chembio Diagnostics, Inc. Stock, as Exhibit B, the forms of Rights Certificate and Election to Exercise, and as Exhibit C, Summary Of Rights To Purchase  Preferred Shares.